[LETTERHEAD OF RP FINANCIAL, LC.]

                                                 February 5, 2001

Special Committee of the Board of Directors
Essex Bancorp, Inc., Holding Company for
Essex Savings Bank, F.S.B.
Suite 200
Interstate Corporate Center, Building #9
Norfolk, Virginia 23502

Dear Members of the Special Committee:

     This letter sets forth the agreement whereby the Special Committee of the Board of Directors of Essex Bancorp, Inc., Norfolk, Virginia ("Essex" or "Bancorp"), the holding company for Essex Savings Bank, F.S.B. (the "Bank"), hereby engages RP Financial, LC. ("RP Financial") as Bancorp's financial advisor to render certain valuation and related financial advisory services in connection with the proposed privatization transaction. In summary, at present it is contemplated that the privatization transaction will involve a change in the common stock ownership of Essex, whereby the outstanding shares of common stock will be repurchased by Bancorp, funded by third party debt, and new shares of common stock will be issued to warrant-holding preferred shareholders on a pro rata basis. In connection with the proposed privatization transaction, RP Financial will render an opinion regarding the fairness, from a financial point of view, of the price to be paid to the holders of Essex's outstanding shares of common stock. In rendering its opinion, it is understood that such opinion only addresses the outstanding shares of common stock, and not the new shares of common stock to be issued. The nature, timing and fee structure of RP Financial's services in this regard are described more fully below.

Description of Services
-----------------------

     At the present time, the Special Committee of the Essex Board of Directors considers the privatization transaction to be in the best interests of the current holders of Essex's outstanding shares of common stock. In connection with the repurchase of the outstanding shares of common stock (the first step of the privatization transaction), the Essex Board of Directors will establish a repurchase price taking into consideration the recommendation of the Special Committee as well as the valuation analysis to be completed by RP Financial. In addition, RP Financial will render an opinion regarding the fairness of the consideration to be paid to the holders of the outstanding shares of common stock. It is anticipated that such opinion will be included in, or otherwise referenced in, the proxy or other related shareholder materials to be circulated to the holders of the outstanding shares of common stock of Essex.

     Towards this end, RP Financial will provide an initial preliminary indication of value to the Special Committee of the Board, which be then be considered by the Board of Directors' in the

Members of the Special Committee
February 5, 2001
Page 2

anticipated adoption of a resolution to proceed with the privatization transaction. RP Financial will make a presentation to the Special Committee regarding its preliminary findings prior to the Board resolution. It is understood that this initial preliminary indication of value may be disclosed publicly in Bancorp's press release announcing the privatization transaction.

     RP Financial will update the preliminary valuation estimate, as appropriate, to incorporate updated financial information for Essex, market pricing data, peer group comparisons, finalized terms of the privatization transaction, accounting and tax matters and other relevant factors. It is understood that the Special Committee and the Board will consider RP Financial's valuation in setting the price for repurchasing the outstanding shares of common stock. RP Financial will issue an opinion letter regarding the fairness of the purchase price, from a financial point of view, to be set by the Board for the repurchase of the outstanding shares of common stock in the privatization transaction, provided the Special Committee and/or the Board sets a price not less than the valuation determined by RP Financial. RP Financial will present its valuation and fairness opinion to the Essex Special Committee and/or Board just prior to the mailing of the related proxy and other materials to the holders of the outstanding shares of common stock.

     It is understood that RP Financial will not be providing an opinion addressing legal, regulatory, tax and/or accounting matters, nor will RP Financial be providing an opinion that such price will be fair to the holders of the newly issued shares of common stock. Further, it is understood that RP Financial's valuation and fairness opinion are not to be construed as a recommendation to either buy or sell Bancorp's outstanding shares of common stock.

     In conducting the financial advisory services outlined above, RP Financial will conduct a due diligence analysis of Essex, including onsite senior management interviews and review of financial and other documents. In addition, RP Financial will provide assistance to Essex in preparing the relevant applications and/or shareholder materials in connection with the financial advisory services provided by RP Financial.

Fee Structure
-------------

     RP Financial's fee structure has been structured in accordance with the approach described above, specifically:

     .    $10,000 fee payable upon execution of this engagement letter;

     . $25,000 fee payable upon delivery of the valuation and fairness opinion just prior to the mailing of the shareholder materials;

     . $15,000 payable immediately prior to completing the repurchase of the outstanding shares of common stock in the privatization transaction; and,

Members of the Special Committee
February 5, 2001
Page 3

     . Reimbursement of out-of-pocket expenses incurred in rendering these services, but in no event to exceed $5,000 without prior authorization from Essex.

     It is understood that payment of RP Financial's fees will the responsibility of Bancorp and the Bank. Should RP Financial be requested to provide other such services in conjunction with this engagement, but not directly outlined above, Essex will agree to reimburse RP Financial per its hourly rates for the consultants involved. RP Financial will seek Essex's prior approval for any such activities. RP Financial's standard hourly rates range from $250 per hour for managing directors to $75 per hour for research associates. Out-of-pocket expenses will likely include travel, printing, binding, telephone, facsimile and shipping/messenger services.

Representations and Warranties
------------------------------

     Essex and RP Financial agree to the following:

     1. Essex agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid financial advisory services. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by Essex to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public other than as a result of a breach of this Agreement by RP Financial), and if the merger is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to Essex the original and any copies of such information and will destroy any analysis or other work derived from such information.

     2. Essex hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of Essex's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) Essex agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) actually incurred by RP Financial and attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of Essex to RP Financial, either orally or in writing, (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by an

Members of the Special Committee
February 5, 2001
Page 4

authorized officer of Essex to RP Financial or (iii) any action or omission to act by Essex, or Essex's respective officers, directors, employees or agents which action or omission is willful or negligent. Notwithstanding the foregoing, Essex will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by Essex at the normal hourly professional rate chargeable by such employee.

         (b) RP Financial shall give written notice to Essex of such claim or facts within twenty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event Essex elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by Essex hereunder, together with interest on such costs from the date incurred at the rate of the prime rate per annum within five days after the final determination of such contest either by written acknowledgement of Essex or a final judgment of a court of competent jurisdiction. If Essex does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by Essex of the notice of the claim.

         (c) Essex shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes Essex: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

         (d) In the event Essex does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     This agreement constitutes the entire understanding of Essex and RP Financial concerning the subject matter addressed herein. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Essex and RP Financial are not affiliated, and neither Essex nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

Members of the Special Committee
February 5, 2001
Page 5

                        *  *  *  *  *  *  *  *  *  *  *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial the original signed copy of this letter, together with the initial fee of $10,000.

                                         Sincerely,


                                         Ronald S. Riggins
                                         President and Managing Director

Agreed To and Accepted By:



Roscoe D. Lacy, Jr._______________________________
Chairman of Special Committee

Date Executed:   _________________________________



Gene D. Ross    __________________________________
Secretary of Special Committee


Date Executed: ___________________________________



For:  Essex Bancorp, Inc., Norfolk, Virginia